Exhibit 10.14

Execution Copy

EMPLOYMENT AND NON-COMPETITION AGREEMENT

(DALE POLLAK)

AGREEMENT made and entered into by and between AutoTrader.com, Inc. (“AutoTrader”), a Delaware corporation, and Dale Pollak (the “Executive”), effective as of the Closing Date (as defined in the Purchase Agreement which term is hereinafter defined).

R E C I T A L S:

WHEREAS, AutoTrader and vAuto, Inc. (the “Company”), a Delaware corporation, together with shareholders of the Company and certain related parties, have entered into a stock purchase agreement (the “Purchase Agreement”) dated as of September 15, 2010, pursuant to which all of the outstanding stock of the Company will be acquired by AutoTrader;

WHEREAS, the Executive is a substantial shareholder of the Company and will receive payment in consideration for the sale of his stock in the Company in connection with the consummation of the transactions contemplated under the Purchase Agreement;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide services required by the Company and its Affiliates;

WHEREAS, the Executive previously entered into an employment agreement with mPower Auto, Inc. (a predecessor to the Company) and the parties intend that this Agreement replace such prior agreement;

WHEREAS, under the terms of the Purchase Agreement, the Executive is required to enter into a new employment agreement with the Company contemporaneous with the execution of the Purchase Agreement; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ the Executive and the Executive wishes to accept such employment.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment hereunder shall commence as of the Closing Date and continue until December 31, 2012, unless earlier terminated pursuant to Section 5, below (the “Term”). Following the Term, the Executive’s employment with the Company shall be at-will unless otherwise agreed to by the parties.

3. Capacity and Performance.

(a) During the Term, the Executive shall be employed by the Company as Founder or in such comparable position as may be designated by the Company from time to time. In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

(b) During the Term, the Executive shall be employed by the Company or an Affiliate of the Company on a full-time basis and shall perform the duties and responsibilities of a senior executive officer with such specific duties and responsibilities on behalf of the Company and its Affiliates, reasonably related to that position or function, as may be designated from time to time by the Board of Directors of the Company (hereinafter referred to, including any designee, as the “Board”).

(c) During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Except as may be expressly approved in advance by the Board in writing, the Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, other than (i) as a member of the board of directors of up to two (2) entities not engaged, either directly or indirectly, in any Competing Business (as defined in Section 9 below) or (ii) as a guest lecturer or instructor on industry related matters or in connection with other academic pursuits, provided the Executive spends no more than a total of twenty (20) hours per fiscal quarter on such activities and such service does not materially interfere with his duties and responsibilities hereunder. The foregoing is not intended to prohibit the Executive from serving in any capacity with any civic, charitable or non-profit industry organization, provided that such service does not materially interfere with his duties and responsibilities hereunder.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary at the rate of Three Hundred Sixty Thousand and No/100 Dollars ($360,000) per annum (the “Base Salary”), payable in accordance with the payroll practices applicable to the Company executives. The Base Salary of the Executive shall be reviewed annually by the Company with any increase to such Base Salary to be made in the discretion of the Company.

(b) Annual Bonus Compensation.

(i) For calendar year 2010, the Executive will be eligible to receive an annual bonus payment in accordance with the terms of the Company bonus program as in effect on the Closing Date. The parties agree that the entire portion of the 2010 bonus which is described as “qualitative” in the Company bonus program will be paid in full, and that the 2010 annual bonus will calculated and paid in 2010 consistent with the Company’s past practice.

(ii) For calendar year 2011, the Executive will be eligible to receive a target bonus payment equal to One Hundred Fifty Thousand Dollars ($150,000) (the “Target Bonus”) if the Company attains EBITDA of $26,600,000 as calculated under the Earnout Agreement (as such term is defined in the Purchase Agreement), and a maximum bonus payment for such calendar year equal to Three Hundred Thousand and No/100 Dollars ($300,000) (the “Maximum Bonus”), if the Company attains EBITDA of $33,250,000 as calculated under the Earnout Agreement. If the Company achieves an EBITDA, as calculated under the Earnout Agreement, between $26,600,000 and $33,250,000, then the Maximum Bonus will be calculated on a straight interpolation between such two EBITDA points based on the actual EBITDA achieved. The parties agree that with respect to calendar year 2011, EBITDA shall be calculated in the same manner as provided under the Earnout Agreement. For calendar year 2011, no minimum bonus payment is guaranteed. Amounts payable under this subparagraph (ii) shall be payable at such times and subject to such other terms as set forth under the terms of the Company’s Bonus Plan.

(iii) For calendar year 2012, the Executive will be eligible to receive a target bonus and a maximum bonus in an amount not less than the Target Bonus and the Maximum Bonus for calendar year 2011. The parties agree that with respect to calendar year 2012, the measurements and metrics used to measure Company performance for purposes of determining annual bonus payments shall be substantially similar to the measurements and metrics applicable to the determination of performance bonuses for officers of AutoTrader; provided, however, in no event will the applicable target necessary to entitle the Executive to payment of the Maximum Bonus be more than one hundred and twenty-five percent (125%) of the applicable target necessary to entitle the Executive to payment of the Target Bonus. For calendar year 2012, no minimum bonus payment is guaranteed. Amounts payable under this subparagraph (iii) shall be payable at such times and subject to such other terms as set forth under the terms of the Company’s Bonus Plan.

(c) Long-Term Incentives. The Executive shall be eligible to participate in a long-term incentive compensation program providing incentive compensation to a select group of employees of the Company on the same basis as similarly situated officers and executives of the Company, subject to the terms and conditions of such plan as in effect from time to time.

(d) Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of no less than three (3) weeks per calendar year (pro-rated for any period less than one calendar year), to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies applicable to executives of the Company, as in effect from time to time.

(e) Other Benefits. During the Term, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for similarly situated employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and policies generally applicable to Company employees, including, without limitation, plan terms or policies relating to employee contributions under any such plans. Employee Benefit Plans covering Company employees may be altered, modified, added to or deleted at any time as the Company or the plan sponsor, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(f) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and articulated in writing in advance to the Executive and to such reasonable substantiation and documentation as may be specified by the expense policy applicable to Company employees, as in effect from time to time.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a) Death. In the event of the Executive’s death during the Term, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary and annual bonus earned but not paid as of the date of termination, (ii) any vacation time earned but not used through the date of termination (at the rate of the Executive’s Base Salary), (iii) any amounts due under any long-term incentive plan described in Section 4(c) hereof in accordance with the terms of such plan, but unpaid at the time of termination and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). In the event of death of the Executive, neither the Company nor its Affiliates shall have any further obligation to the Executive hereunder, other than for payment of Final Compensation.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, neither the Company nor its Affiliates shall have any further obligation to the Executive, other than for payment of Final Compensation. Notwithstanding the foregoing, the Company acknowledges that Executive is sight impaired and that neither his current condition nor any further deterioration of his vision alone shall constitute a disability hereunder.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(e), to the extent permitted by the then-current terms of the any applicable Employee Benefit Plan, until the Executive becomes eligible for disability income benefits under the disability income plan applicable to the Executive or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under the Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof or annual bonus under Section 4(b) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(e) and the terms of such plans, until the termination of his employment; provided, however, that if the amount of the disability income payments under the Company’s disability income plan provides the Executive with less than that amount of monthly net income resulting to Executive from the Executive’s trailing twelve (12) month gross income, net of federal and state taxes (“Executive’s Anticipated Monthly Net Income”), then, in addition to the income payments under the Company disability income plan, the Company shall pay the difference between (x) the Executive’s Anticipated Monthly Net Income and (y) such monthly payments under the disability income plan.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination, in writing, shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination (other than because of a reasonable objection to the physician selected by the Company), the Company’s reasonable and good faith determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable and good faith judgment, shall constitute Cause for termination:

(i) The Executive’s willful failure or refusal to substantially perform (other than by reason of disability) or gross negligence in the performance of his duties and responsibilities to the Company or any of its Served Affiliates;

(ii) Any act of misappropriation, moral turpitude, criminal acts or any breach of applicable fiduciary duties;

(iii) Any conduct that causes material injury, monetary or otherwise, to the Company or its Affiliates or that reflects adversely in any material respect on the Company or its Affiliates; or

(iv) Material breach by the Executive of Section 7, 8, 9 or 12 of this Agreement; it being agreed, however, that a breach of Section 12 hereof shall not constitute Cause to the extent that the Executive inadvertently discloses or uses such information and, to the extent he later becomes aware of such inadvertent disclosure or use, promptly thereafter puts the Company on notice of such disclosure or use so that the Company can attempt to cure such breach, whether or not the Company actually elects to attempt such cure;

provided, however, in the event such Cause is subject to cure in the reasonable and good faith judgment of the Board, that prior to such termination the Board has given notice to the Executive (in accordance with Section 19 hereof) of the occurrence of Cause specifying in reasonable detail the nature of the Cause and, if possible, the manner in which cure can be accomplished, and such Cause is not cured by the Executive to the reasonable and good faith satisfaction of the Board within a reasonable period of time as determined by the Board and set forth in such notice, which period shall be no less than ten (10) days in the event of Cause as specified in clause (ii) above and otherwise no less than twenty (20) days. Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, neither the Company nor its Affiliates shall have any further obligation to the Executive, other than for Final Compensation.

(d) By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause upon fifteen (15) business days prior notice to the Executive; provided, however, the Company shall not be required to provide all or any portion of such notice hereunder (and/or may elect to accelerate the date of termination after notice has been provided hereunder) to the extent that the Company reasonably concludes that providing (or continuing) such notice period will be injurious to the interests of the Company and provided further that such notice period shall be unpaid until after the effective date of the Release of Claims, as that term is defined and the payment arrangements are described immediately below. In the event of termination under this Section 5(d), the Company shall provide the Executive, in addition to Final Compensation: (i) severance pay (“Severance Pay”) in an amount equal to the Executive’s Base Salary, in effect on the date of his termination, for a period equal to the greater of (A) twelve (12) months after the effective date of such termination and, (B) the remainder of the Term, and (ii) subject to any employee contribution applicable to the Executive on the date of termination, shall continue to contribute to the premium cost of the Executive’s participation in the group medical and dental plans applicable to the Executive (as well as the participation of his qualified beneficiaries) for the shorter of twelve (12) months following termination of employment or until the Executive ceases to be eligible for participation in those plans under the federal law known as COBRA (in the event that the Executive continues coverage following the end of such twelve (12) month period, the Executive shall be solely responsible for the payment of the applicable premium under COBRA). Any obligation of the Company to the Executive hereunder is conditioned, however, upon the Executive signing and returning to the Company a timely and effective release of claims related to, arising out of or connected with his employment and the termination thereof in the form provided by the Company (the “Release of Claims”). The Release of Claims required for separation benefits in accordance with Section 5(d) or Section 5(e) creates legally binding obligations on the part of the Executive and the Company and its Affiliates therefore advise the Executive to seek the advice of an attorney before signing it. Severance Pay to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices applicable to employees of the Company and will begin at the next regular payroll period which is at least five (5) business days following the later of the effective date of the Release of Claims or the date the Release of Claims, signed by the Executive, is received by the Company, but the first payment shall be retroactive to the first day of the notice period.

(e) By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason if such Good Reason is not remedied within twenty (20) days of such notice. The following shall constitute Good Reason for termination by the Executive if occurring without his consent or waiver:

(i) material diminution in the nature and scope of the Executive’s responsibilities, duties or authority, or removal of the Executive from one of the two senior most executive positions with respect to the operations of the Company; the Executive acknowledges that for purposes of this paragraph, a mere change in title or a restructuring or other reorganization of the Company will not, by itself, give rise to Good Reason as further defined hereunder ;

(ii) assignment to the Executive of duties and responsibilities that: (x) require sight (or any refusal by the Company to provide Executive with reasonable accommodation for his sight impairment), or (y) in the aggregate, are materially inconsistent with executive employment; provided, however, that the Company’s failure to continue the Executive’s appointment or election as a director or officer of any of its Affiliates, a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor) by another company, any diminution of the business of the Company or any of its Affiliates or any sale or transfer of equity, property or other assets of the Company or any of its Affiliates shall not constitute “Good Reason”;

(iii) relocation, beyond thirty five (35) miles from the office used by the Executive as his principal business location in connection with the provision of services to the Company; provided that travel to other offices of the Company or its Affiliates shall not be considered a relocation giving rise to a right to terminate employment for Good Reason; or

(iv) failure of the Company to provide the Executive any payments or benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten days following receipt by the Company of notice from the Executive specifying in detail the nature of such failure.

In the event of termination in accordance with this Section 5(e), then the Executive will be entitled to the same pay and benefits he would have been entitled to receive had the Executive been terminated by the Company other than for Cause in accordance with Section 5(d) above; provided that the Executive satisfies all conditions to such entitlement, including without limitation the signing of an effective Release of Claims.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder for any reason other than for Good Reason at any time upon ninety (90) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate agreement. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary and monthly bonus for the initial sixty (60) days of the notice period (or for any remaining portion of such period). Neither the Company nor its Affiliates shall have any further obligation to the Executive, other than for any Final Compensation due to him.

(g) 409A Compliance. Although the Company makes no guarantee with respect to the treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or official guidance relating thereto (collectively, “Section 409A”), this Agreement is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner so as to comply therewith. If at the time of the Executive’s separation from service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the Term, pursuant to Section 5 or otherwise.

(a) The Executive shall promptly give the Company notice of all facts reasonably necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5(d) or 5(e) hereof.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) or 5(e) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) or 5(e), no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 7 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board may specify, all Documents then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive has previously disclosed and from and after the date of this Agreement, shall promptly and fully disclose all Intellectual Property to the Company. The Executive has assigned any Intellectual Property created prior to the date hereof and hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all other Intellectual Property from time to time. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9. Restricted Activities. The Executive knowingly and freely acknowledges that the Company has a near permanent relationship with its customers and that he is being granted access to those customers and to Confidential Information in reliance on his agreements hereunder. The Executive also agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates and therefore agrees as follows:

(a) While the Executive is employed by the Company and for a period of twenty-four (24) months after his employment terminates (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise on behalf of a Competing Business (as defined below), compete with the Company or any of its Affiliates within the United States or in any country in which the Company or any of its Affiliates then is doing business or in active planning to do business specifically including but without limitation, Canada, the United Kingdom, Australia and western Europe; nor shall he undertake any planning for any Competing Business. The term “Competing Business” shall mean: (x) the business of providing technology, software and data-enabled solutions designed to analyze supply and demand and facilitate stocking, pricing, merchandising, appraising and inventory management decisions or providing similar data management services to: (i) retail automotive dealerships; (ii) financial services providers, including, without limitation, automotive insurance companies, used vehicle lenders, commercial lenders or fleet managers; or (iii) retail automotive consumers; or (y) the business of providing services involving or related to advertising or marketing of new or used automotive vehicles on internet websites (“Online Automotive Advertising Services”). Notwithstanding the foregoing, the parties expressly agree that nothing contained in this Agreement, (including anything in this Section 9(a)), shall prevent the Executive from becoming an owner, partner, investor, consultant, agent, employee or co-venturer of any business that includes any division engaged in a Competing Business as long as the Executive does not perform any work, provide any services or otherwise oversee, direct, manage or advise any aspect of, such Competing Business. In addition, it is agreed that nothing in this Agreement shall prevent the Executive from becoming an owner, partner, investor, consultant, agent, employee or co-venturer of any automobile dealership engaged in the purchase, sale and distribution of new or used automobiles following the termination of his employment with the Company, provided such dealership is not engaged in any Competing Business. Further, it is agreed that the Executive’s acceptance and performance of speaking engagements (whether or not for profit) during the Restricted Period shall not constitute a breach of this Section 9(a) provided that the Executive does not (1) endorse, recommend, suggest, encourage or otherwise promote the used car inventory management and software business of a Competing Business over that of the Company, (2) endorse, recommend, suggest, encourage or otherwise promote any approach, algorithm or business model used in the used car inventory management and software business over that used by the Company, or (3) endorse, recommend, suggest, encourage or otherwise promote any Online Automotive Advertising Services other than that of the Company and its Affiliates. During the Executive’s employment and thereafter, the Executive agrees not to disparage the business or management of AutoTrader, the Company or their Affiliates, in statements made publicly or to the media or privately to customers or potential customers of AutoTrader, the Company or any of their Affiliates.

(b) The Executive agrees that, during his employment and during the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that, following termination of the Executive’s employment, these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the eighteen (18) month period immediately preceding termination of the Executive’s employment or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within said eighteen (18) month period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person

(c) The Executive agrees that during the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them, or (c) promote, endorse, encourage or otherwise discuss with any employee of the Company or its Affiliates any future business endeavors, opportunities proposals, or prospects being pursued or considered by the Executive in connection with any Competing Business. With respect to any period following termination of the Executive’s employment with the Company, however, an “employee” of the Company or any of its Affiliates shall mean any person who was such at any time within the twelve (12) months immediately preceding the date of termination of the Executive’s employment.

(d) The Executive agrees that from and after the date of this Agreement through December 31, 2012, the Executive will not directly or indirectly accept employment with or on behalf of or otherwise directly or indirectly provide personal services to Bain Capital Venture Fund 2005, L.P., a Delaware limited partnership (“Bain Capital”), BCIP Associates III, LLC, a Delaware limited liability company (“BCIP III”), and BCIP Associates III-B, LLC, a Delaware limited liability company (“BCIP III-B”) (collectively “Bain”) or any entity directly or indirectly controlling, controlled by or under common control with Bain or with respect to which Bain has the right to elect, appoint or otherwise select a member of the board of directors (or its equivalent) of such entity or is otherwise entitled to representation on such board of directors (or its equivalent).

10. Notification Requirement. Until forty-five (45) days after the conclusion of the Restricted Period, the Executive shall give notice to the Company of each new business activity he plans to undertake, at least thirty (30) days prior to beginning any such activity to the extent such new business activity could reasonably be deemed to be related to a Competing Business. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 7, 8 and 9 hereof. For the avoidance of doubt, during the Executive’s employment with the Company, this Section 10 shall not apply to the Executive’s duties as a member of the board of directors of up to two (2) entities not engaged in or directly affiliated with any Competing Business (as defined in Section 9 below) or as a guest lecturer or instructor on industry related matters or in connection with other academic pursuits, provided the Executive spends no more than a total of twenty (20) hours per fiscal quarter on such activities.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Proprietary Information of Third Parties. The Executive will not knowingly disclose to or use on behalf of the Company or its Affiliates any proprietary information of a third party without such party’s consent.

13. Indemnification. Both before and after the Term, the Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company; provided, however, that an inadvertent failure to so notify shall not relieve the Company of its obligations hereunder or thereunder.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.

(b) “Served Affiliates” means all Affiliates of the Company for which or as to which the Executive has provided services in connection with his employment with the Company.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom any of them plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iii) the identity and special needs of the customers of the Company and its Affiliates and (iv) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes any information that the Company or any of its Affiliates have received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(d) “Intellectual Property” means any invention conceived (whether or not reduced to practice), formula, process, discovery, idea, development, design, innovation, improvement (whether or not patentable), work of authorship (whether or not copyrightable), compilation, database, trademark, service mark, domain name or other source identifier, moral right, data, information, technique, practice, tool, know-how and/or trade secret made, conceived, or first actually reduced to practice by the Executive during his employment by the Company or any Affiliate (including, without limitation, during his employment prior to the Closing Date); provided, however, the Executive acknowledges that notice is hereby provided him that, in accordance with Illinois law (765 Ill. Comp. Stat. 1060/2 as amended from time to time or any successor law), the term “Intellectual Property” shall not apply to any invention that the Executive develops entirely on his own time and without using the equipment, supplies, facilities or trade secret information of the Company or its Affiliates, unless (i)such invention relates to the business of the Company or its Affiliates or to the actual or demonstrably anticipated research or development of the Company or its Affiliates or (ii) the invention results from any work performed by the Executive for the Company or its Affiliates.

(e) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

15. Withholding. All payments made by or on behalf of the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by or on behalf of the Company under applicable law.

16. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge with or into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. Notwithstanding the foregoing, the parties hereto (i) agree that, from and after the Closing Date, this Agreement shall be an employment agreement between the Executive and the Company, (ii) consent to the assignment of this Agreement to the Company as of the Closing Date, including, without limitation, the covenants contained in Sections 7, 8 and 9 hereof, and (iii) agree that the Agreement, including, without limitation, the covenants contained in Sections 7, 8 and 9 hereof, is assigned to the Company as of the Closing Date without further action of either party.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, with respect to the terms and conditions of the Executive’s employment and all related matters; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company in effect on effective date hereof and shall not constitute a waiver by the Company or any of its Affiliates of any right any of them now have or might now have under any agreement imposing obligations on the Executive with respect to confidentiality, non-competition, non-solicitation of employees, customers or suppliers or like obligations.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This is an Illinois contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Illinois, without regard to the conflict of laws principles thereof.

25. Survival. The covenants, agreements, representations and warranties contained in this Agreement including, without limitation, the covenants provided in Sections 7, 8 and 9 shall survive the expiration of the Term of this Agreement and the termination of the Executive’s employment with the Company at any time and for any reason.

26. Effectiveness. Irrespective of the full execution of this Agreement, this Agreement shall not be effective until the Closing Date. In the event that the Purchase Agreement terminates for any reason, then this Agreement shall be null and void, and of no further force and effect.

[Signature page follows immediately]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by AutoTrader, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	AUTOTRADER:

/s/ Dale Pollak	By:	/s/ Charles N. Bowen
Dale Pollak	Name:	Charles N. Bowen
	Title:	Secretary